Exhibit 99.1

PRESS RELEASE

REINSURANCE GROUP OF AMERICA REPORTS FIRST-QUARTER RESULTS

•	Earnings per diluted share: net income $2.49, operating income* $1.65

•	Consolidated net premiums increased six percent to $2.0 billion

•	Board of directors increases stock repurchase authority from $200 million to $300 million

•	Repurchased $100 million in shares, or approximately 1.7 million shares year-to-date

ST. LOUIS, April 25, 2013 – Reinsurance Group of America, Incorporated (NYSE: RGA), a leading global provider of life reinsurance, reported first-quarter net income of $185.5 million, or $2.49 per diluted share, compared to $123.3 million, or $1.67 per diluted share in the prior-year quarter. Operating income* increased nine percent and totaled $122.8 million, or $1.65 per diluted share, up from last year’s $112.4 million, or $1.52 per diluted share.

	Quarterly Results
($ in thousands, except per share data)	2013	2012
Net premiums	$1,979,693	$1,863,482
Net income	185,535	123,318
Net income per diluted share	2.49	1.67
Operating income*	122,847	112,377
Operating income per diluted share*	1.65	1.52
Book value per share	94.34	80.44
Book value per share (excl. Accumulated Other Comprehensive Income “AOCI”)*	67.37	58.57
Total assets	40,197,101	32,286,082

*	See ‘Use of Non-GAAP Financial Measures’ below

Consolidated net premiums increased six percent to $1,979.7 million from $1,863.5 million in the prior-year quarter, including an adverse effect of $19.6 million from foreign currency fluctuations. Investment income increased 25 percent to $425.1 million from $340.9 million in the year-earlier quarter, primarily attributable to investment income associated with a large fixed deferred annuity coinsurance agreement that became effective April 1, 2012.

Excluding spread-based investment income and changes in value of associated derivatives, the average portfolio yield decreased to 4.83 percent from 5.05 percent in the first quarter of 2012, reflecting the ongoing low interest rate environment. Net foreign currency fluctuations adversely affected the current quarter’s operating income by approximately $1.8 million after taxes, or $0.02 per diluted share, primarily driven by the relatively weaker Japanese yen versus the U.S. dollar.

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The company’s effective tax rate on operating income of 32.8 percent was below the expected ongoing rate of approximately 34.0 percent, reflecting benefits associated with the tax treatment of certain foreign transactions, changes in foreign jurisdiction tax rates and Congress’ retroactive extension of the active financing exception legislation.

A. Greig Woodring, president and chief executive officer, commented, “Overall, we are pleased with our first-quarter results. Strong results from our asset-intensive business helped offset slightly elevated claims experience in certain markets. Premium growth was in line with expectations. Annualized operating return on equity was 10 percent for the quarter, a reasonable result given the low interest rate environment and first-quarter claims seasonality. Additionally, we continue to work through a challenging environment in Australia. On a trailing 12-month basis, operating return on equity was 11 percent.

“Book value per share increased to $94.34. Excluding AOCI, book value per share was up $2.42 this quarter to $67.37. Net unrealized capital gains in the investment portfolio totaled $1.7 billion, or about $24.00 per share. We remain well capitalized and continue to consider appropriate uses of our deployable capital. During the first quarter, we repurchased approximately 815 thousand shares at a cost of roughly $47.6 million, primarily during March. In April, we repurchased an additional 892 thousand shares at a cost of $52.4 million. Along with the opportunity to repurchase shares at attractive prices, we continue to evaluate opportunities to deploy capital into our business as well, and expect the relatively active deal environment to continue for some time.”

SEGMENT RESULTS

U.S.

The U.S. Traditional sub-segment reported pre-tax income of $76.8 million for the quarter, up from $49.8 million last year. Pre-tax operating income increased 10 percent to $69.5 million from $62.9 million the year before. Individual mortality claims were generally in line with expectations this quarter. The individual health business contributed good premium and earnings growth, which offset slightly adverse results in group reinsurance. Net premiums increased to $1,046.0 million from $1,021.5 million last year.

The U.S. Asset-Intensive business reported pre-tax income of $89.5 million this quarter, up from $36.6 million last year, reflecting significant changes in the fair values of various free-standing and embedded derivatives and the addition of a large block of fixed deferred annuities, effective April 1, 2012. Pre-tax operating income, which excludes the impact of the derivatives, increased to $45.6 million from $24.5 million last year. Both quarters were better than expected, driven in part by strong equity markets, which bolstered the equity-indexed and variable annuity blocks. Fixed annuities also performed well this quarter, with the current quarter benefiting from the previously mentioned large block of fixed deferred annuities acquired last year.

The U.S. Financial Reinsurance business continued its trend of producing strong fee income and added pre-tax operating income of $8.0 million this quarter, up from $6.5 million last year.

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Canada

Canadian operations reported pre-tax income of $36.3 million compared with $55.1 million in last year’s first quarter. Pre-tax operating income decreased to $32.9 million from $46.7 million in the prior-year period, a difficult comparison given very favorable claims experience coupled with a $6.3 million pickup from a recaptured block of business in the first quarter of 2012. In the current period, claims experience was slightly worse than expected and a relatively weaker Canadian dollar versus the U.S. dollar adversely affected pre-tax operating income by $0.5 million. Net premiums increased 12 percent to $243.3 million from $218.2 million last year, including an adverse foreign currency effect of $1.6 million.

Asia Pacific

Asia Pacific reported pre-tax income of $14.5 million this quarter, down from $32.1 million last year. Pre-tax operating income totaled $19.4 million compared with a relatively strong $26.9 million in last year’s first quarter. The current period includes an adverse impact of $1.8 million from foreign currency fluctuations. Results in the segment’s Australian operations were slightly better than expected this quarter, but significantly below the prior-year level. Net favorable claims experience in the Asian markets, particularly in Japan, helped produce better-than-expected results overall. Net reported premiums increased 12 percent to $363.6 million from $325.4 million in the prior year, including an adverse foreign currency impact of $8.1 million. On a local currency basis, net premiums rose 14 percent for the quarter.

Europe & South Africa

Europe & South Africa reported pre-tax income of $17.4 million compared with $6.6 million in the year-ago quarter. Pre-tax operating income was $15.6 million versus $4.6 million in the first quarter of 2012. Although results were significantly stronger than last year’s first quarter, this segment did experience some adverse claims experience, primarily critical illness claims in the U.K., and to a lesser extent, adverse claims in South Africa. Those claims were offset in part by favorable claims experience in several other markets. Net foreign currency fluctuations decreased pre-tax operating income by $0.6 million. Net premiums totaled $323.9 million, up 11 percent from $292.8 million the year before, including an adverse effect of $9.9 million from foreign currency fluctuations.

Corporate and Other

The Corporate and Other segment reported pre-tax income of $36.2 million this quarter, and a pre-tax net loss of $5.7 million in the year-ago period. The current period result included a $46.5 million gain associated with the repurchase of $160.0 million of collateral finance facility securities. That gain is not included in the operating results. Pre-tax operating losses in this segment were $8.1 million in the current period and $6.8 million last year.

Stock Repurchase Authorization

The board of directors authorized an increase of $100 million to the share repurchase program announced on January 31, 2013. Effective April 18, 2013, the total amount of the company’s outstanding common stock authorized for repurchase is $300 million. To date, $100 million of shares under this authorization have been repurchased. The authorization does not have an expiration date.

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Repurchases would be made in accordance with applicable securities laws and would be made through market transactions, block trades, privately negotiated transactions or other means or a combination of these methods, with the timing and number of shares repurchased dependent on a variety of factors, including share price, corporate and regulatory requirements and market and business conditions. Repurchases may be commenced or suspended from time to time without prior notice.

Dividend Declaration

The board of directors declared a regular quarterly dividend of $0.24, payable May 31 to shareholders of record as of May 10.

Earnings Conference Call

A conference call to discuss first-quarter results will begin at 9 a.m. Eastern Time on Friday, April 26. Interested parties may access the call by dialing 877-591-4953 (domestic) or 719-325-4876 (international). The access code is 7145963. A live audio webcast of the conference call will be available on the company’s investor relations website at www.rgare.com. A replay of the conference call will be available at the same address for 90 days following the conference call. A telephonic replay will also be available through May 4 at 888-203-1112 (domestic) or 719-457-0820 (international), access code 7145963.

The company has posted to its website a Quarterly Financial Supplement that includes financial information for all segments as well as information on its investment portfolio. Additionally, the company posts periodic reports, press releases and other useful information on its Investor Relations website.

Use of Non-GAAP Financial Measures

RGA uses a non-GAAP financial measure called operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under RGA’s management incentive programs. Management believes that operating income, on a pre-tax and after-tax basis, better measures the ongoing profitability and underlying trends of the company’s continuing operations, primarily because that measure excludes substantially all of the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment, and are not necessarily indicative of the performance of the company’s underlying businesses. Additionally, operating income excludes any net gain or loss from discontinued operations, the cumulative effect of any accounting changes, and other items that management believes are not indicative of the company’s ongoing operations. The definition of operating income can vary by company and is not considered a substitute for GAAP net income. Reconciliations to GAAP net income are provided in the following tables. Additional financial information can be found in the Quarterly Financial Supplement on RGA’s Investor Relations website at www.rgare.com in the “Quarterly Results” tab and in the “Featured Report” section.

Book value per share outstanding before impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.

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Operating return on equity is a non-GAAP financial measure calculated as operating income divided by average shareholders’ equity excluding AOCI.

About RGA

Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance, with operations in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Malaysia, Mexico, the Netherlands, New Zealand, Poland, Singapore, South Africa, South Korea, Spain, Taiwan, the United Arab Emirates, the United Kingdom and the United States. Worldwide, the company has approximately $2.9 trillion of life reinsurance in force, and assets of $40.2 billion.

Cautionary Statement Regarding Forward-looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to projections of the earnings, revenues, income or loss, future financial performance and growth potential of Reinsurance Group of America, Incorporated and its subsidiaries (which we refer to in the following paragraphs as “we,” “us” or “our”). The words “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe,” and other similar expressions also are intended to identify forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

Numerous important factors could cause actual results and events to differ materially from those expressed or implied by forward-looking statements including, without limitation, (1) adverse capital and credit market conditions and their impact on our liquidity, access to capital, and cost of capital, (2) the impairment of other financial institutions and its effect on our business, (3) requirements to post collateral or make payments due to declines in market value of assets subject to our collateral arrangements, (4) the fact that the determination of allowances and impairments taken on our investments is highly subjective, (5) adverse changes in mortality, morbidity, lapsation, or claims experience, (6) changes in our financial strength and credit ratings and the effect of such changes on our future results of operations and financial condition, (7) inadequate risk analysis and underwriting, (8) general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in our current and planned markets, (9) the availability and cost of collateral necessary for regulatory reserves and capital, (10) market or economic conditions that adversely affect the value of our investment securities or result in the impairment of all or a portion of the value of certain of our investment securities, (11) market or economic conditions that adversely affect our ability to make timely sales of investment securities, (12) risks inherent in our risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes, (13) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (14) adverse litigation or arbitration results, (15) the adequacy of reserves, resources, and accurate information relating to settlements, awards, and terminated and discontinued lines of business, (16) the stability of and actions by governments and economies in the markets in which we operate, including ongoing uncertainties regarding the amount of United States sovereign debt and the credit ratings thereof, (17) competitive factors and competitors’ responses to our

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initiatives, (18) the success of our clients, (19) successful execution of our entry into new markets, (20) successful development and introduction of new products and distribution opportunities, (21) our ability to successfully integrate and operate reinsurance business that we acquire, (22) action by regulators who have authority over our reinsurance operations in the jurisdictions in which we operate, (23) our dependence on third parties, including those insurance companies and reinsurers to which we cede some reinsurance, third-party investment managers, and others, (24) the threat of natural disasters, catastrophes, terrorist attacks, epidemics, or pandemics anywhere in the world where we or our clients do business, (25) changes in laws, regulations, and accounting standards applicable to us, our subsidiaries, or our business, (26) the effect of our status as an insurance holding company and regulatory restrictions on our ability to pay principal and interest on our debt obligations, and (27) other risks and uncertainties described in this document and in our other filings with the Securities and Exchange Commission.

Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, including those mentioned in this document and described in the periodic reports we file with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which they are made. We do not undertake any obligations to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements. For a discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to review the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2012.

Investor Contact

John W. Hayden

Senior Vice President – Controller and Investor Relations

(636) 736-7000

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Reconciliation of Consolidated Net Income to Operating Income

(Dollars in thousands)

(Unaudited)	Three Months Ended
	March 31,
	2013	2012
GAAP net income	$185,535	$123,318
Reconciliation to operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	31,434	60,304
Capital (gains) losses on funds withheld:
Included in investment income	(1,321)	676
Included in policy acquisition costs and other insurance expenses	—	136
Embedded derivatives:
Included in investment related (gains) losses, net	(92,022)	(89,016)
Included in interest credited	(12,552)	25,505
DAC offset, net	42,002	(8,546)
Gain on repurchase of collateral finance facility securities	(30,229)	—

Operating income	$122,847	$112,377

Reconciliation of Consolidated Pre-tax Net Income to Pre-tax Operating Income

(Dollars in thousands)

(Unaudited)	Three Months Ended
	March 31,
	2013	2012
Income before income taxes	$278,827	$180,763
Reconciliation to pre-tax operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	48,842	94,098
Capital (gains) losses on funds withheld:
Included in investment income	(2,031)	1,040
Included in policy acquisition costs and other insurance expenses	—	209
Embedded derivatives:
Included in investment related (gains) losses, net	(141,572)	(136,947)
Included in interest credited	(19,311)	39,239
DAC offset, net	64,618	(13,148)
Gain on repurchase of collateral finance facility securities	(46,506)	—

Pre-tax operating income	$182,867	$165,254

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Reconciliation of Pre-tax Net Income to Pre-tax Operating Income

(Dollars in thousands)

(Unaudited)	Three Months Ended March 31, 2013
	Pre-tax net income	Capital (gains) losses, derivatives and other, net	Change in value of embedded derivatives, net		Gain on debt repurchase	Pre-tax operating income
U.S. Operations:
Traditional	$76,845	$(7,241)	$(56)		$—	$69,548
Asset Intensive	89,523	14,888 (1)	(58,815	)(2)	—	45,596
Financial Reinsurance	8,041	(34)	—		—	8,007

Total U.S.	174,409	7,613	(58,871)		—	123,151
Canada Operations	36,308	(3,431)	—		—	32,877
Europe & South Africa	17,385	(1,810)	—		—	15,575
Asia Pacific Operations	14,518	4,847	—		—	19,365
Corporate and Other	36,207	2,198	—		(46,506)	(8,101)

Consolidated	$278,827	$9,417	$(58,871)		$(46,506)	$182,867

(1)	Asset Intensive is net of $(37,394) DAC offset.
(2)	Asset Intensive is net of $102,012 DAC offset.

(Unaudited)	Three Months Ended March 31, 2012
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net	Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. Operations:
Traditional	$49,842	$13,043	$41		$62,926
Asset Intensive	36,590	15,946 (1)	(28,055	)(2)	24,481
Financial Reinsurance	6,313	139	—		6,452

Total U.S.	92,745	29,128	(28,014)		93,859
Canada Operations	55,063	(8,404)	—		46,659
Europe & South Africa	6,606	(1,982)	—		4,624
Asia Pacific Operations	32,067	(5,158)	—		26,909
Corporate and Other	(5,718)	(1,079)	—		(6,797)

Consolidated	$180,763	$12,505	$(28,014)		$165,254

(1)	Asset Intensive is net of $(82,842) DAC offset.
(2)	Asset Intensive is net of $69,694 DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Per Share and Shares Data

(In thousands, except per share data)

(Unaudited)	Three Months Ended
	March 31,
	2013	2012
Diluted earnings per share from operating income	$1.65	$1.52
Earnings per share from net income:
Basic earnings per share	$2.51	$1.68
Diluted earnings per share	$2.49	$1.67
Weighted average number of common and common equivalent shares outstanding	74,389	74,043

(Unaudited)	At or for the Three Months
	Ended March 31,
	2013	2012
Treasury shares	5,837	5,426
Common shares outstanding	73,301	73,712
Book value per share outstanding	$94.34	$80.44
Book value per share outstanding, before impact of AOCI	$67.37	$58.57

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Dollars in thousands)

(Unaudited)	Three Months Ended
	March 31,
	2013	2012
Revenues:
Net premiums	$1,979,693	$1,863,482
Investment income, net of related expenses	425,131	340,940
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	(202)	(7,607)
Other-than-temporary impairments on fixed maturity securities transferred to (from) accumulated other comprehensive income	—	(7,221)
Other investment related gains (losses), net	94,573	58,348

Total investment related gains (losses), net	94,371	43,520
Other revenue	101,907	45,033

Total revenues	2,601,102	2,292,975

Benefits and expenses:
Claims and other policy benefits	1,688,910	1,580,149
Interest credited	125,483	88,042
Policy acquisition costs and other insurance expenses	357,357	307,634
Other operating expenses	119,501	110,098
Interest expense	28,486	23,322
Collateral finance facility expense	2,538	2,967

Total benefits and expenses	2,322,275	2,112,212

Income before income taxes	278,827	180,763
Income tax expense	93,292	57,445

Net income	$185,535	$123,318

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